UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2026

HyOrc Corporation

(Exact name of registrant as specified in its charter)

Wyoming	000-51048	91-1910791
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3050 Post Oak Boulevard, Suite 510-Q60, Houston, Texas 77056

(Address of principal executive offices) (Zip Code)

(281) 532-9034

Registrant’s telephone number, including area code

(Former Name or Former Address

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol	Name of Each Exchange on which Registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On November 2, 2026, HyOrc Corporation (the “Company”) entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with Daniel S. McKinney (“McKinney”) and Coldway Limited, LLC (“Coldway”), resolving litigation styled Daniel McKinney v. HyOrc Corporation, et al., Case No. A-26-955028-C, pending in the Eighth Judicial District Court of Clark County, Nevada, Department 30 (the “Action”).

The Action concerned, among other things, the affiliate/control classification of McKinney and Coldway on the records of the Company’s transfer agent, Transfer Online, Inc. (“Transfer Online”), and proposed deposits, transfers or sales of Company securities. The First Amended Complaint sought damages in excess of $3 million. McKinney and Coldway contend that they are not affiliates of the Company. The Company disputed liability in the Action.

Under the Settlement Agreement, McKinney agreed to cause the Action to be dismissed with prejudice, on the merits, as to the Company and each of the five individual defendants named in the Action, K. Reginald Fubara, Andrea Magalini, Manoharan Sundaralingam, James Anthony McNaught-Davis and Richard Oblath (collectively, the “Individual Defendants”), each of whom is a director of the Company, without an award of attorneys’ fees or costs to any party. McKinney and Coldway released the Company, the Individual Defendants and related persons from all claims, known or unknown, arising from or relating to the dispute or facts occurring on or before the effective date of the Settlement Agreement, and covenanted not to sue on any released claim. The Company released McKinney and Coldway from claims the Company owns arising from the same dispute. The Individual Defendants are not parties to the Settlement Agreement and do not release any claims, but are express third-party beneficiaries entitled to enforce the releases, covenants and indemnity in their favor.

As part of the settlement, the Company agreed to provide Transfer Online with a limited instruction, in the form attached as Exhibit A to the Settlement Agreement, stating that the Company does not presently believe that McKinney is an “affiliate” of the Company within the meaning of Rule 144 under the Securities Act of 1933, as amended, and authorizing removal solely of the affiliate/control designations for McKinney and Coldway from Transfer Online’s records. The instruction is based upon the May 20, 2026 opinion letter of John L. Stoss, P.C., to the extent applicable, and upon representations and warranties made by McKinney and Coldway in the Settlement Agreement, including that neither is, or during the preceding 90 days has been, an affiliate of the Company, and that neither is party to any undisclosed arrangement conferring direct or indirect control of the Company. The instruction is to be delivered at a coordinated closing with the filing of the stipulation of dismissal. [As of the date of this report, the stipulation of dismissal [has been filed] and the instruction [has been delivered].] The instruction does not constitute an opinion or authorization regarding the eligibility of any particular securities for resale or transfer, and the Company has not agreed to issue a legal opinion, to warrant that any particular shares may be deposited, transferred or sold, or to certify nonaffiliate status on an ongoing basis.

The settlement requires no monetary payment by the Company or any other party as settlement consideration. Each party bears its own attorneys’ fees, expenses and costs incurred in the Action and the settlement, other than amounts recoverable under the indemnification provisions described below.

McKinney and Coldway agreed, jointly and severally, to indemnify, defend and hold harmless the Company, the Individual Defendants and the other released persons from losses, including reasonable attorneys’ fees, arising from any materially false, misleading or incomplete representation or warranty made by McKinney or Coldway in the Settlement Agreement, any undisclosed arrangement conferring control that renders such a representation materially inaccurate, or any breach of their covenants under the Settlement Agreement. The Settlement Agreement also contains other customary provisions, including covenants not to sue and enforcement provisions, and is governed by Nevada law. The settlement does not constitute an admission of liability or wrongdoing by the Company or any Individual Defendant, or an admission by McKinney or Coldway regarding past affiliate status.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Agreement, including Exhibit A thereto, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Settlement Agreement and Mutual Release, dated as of November 2, 2026, by and among HyOrc Corporation, Daniel S. McKinney and Coldway Limited, LLC, including Exhibit A (Form of Limited Transfer-Agent Instruction).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ K. Reginald Fubara
K. Reginald Fubara
Chief Executive Officer
HyOrc Corporation
Date: November 6, 2026